Sheet1

PASSED	FUND	2. Indep Auditors	% of Voted	% of Total	3. Trustees to Reg the fund Master/Feeder Structure	% of Voted	% of Total	4. Clarify the investment strategy for SFRII	% of Voted	% of Total
7/25	US High Yield
item #'s	For All	71,519,208	95.38	94.61	67,457,381	89.96	89.24	68,390,457	91.21	90.48
1, 2, 3 & 4	Withhold All	501,910	0.66	0.66	2,439,732	3.25	3.22	1,726,950	2.30	2.28
	For All Except	2,958,226	3.94	3.91	5,082,231	6.77	6.72	4,861,937	6.48	6.43
	Broker Non-Vote

Last Updated on 05/30/2001
By Vania Allen